Release:    Immediate    May 10, 2018

CP increases dividend by 15.5% and completes normal course issuer bid

CALGARY – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced that the board declared a quarterly dividend of $0.65 per share, an increase of 15.5 percent to the previous dividend of $0.5625 per share. The dividend is payable on July 30, 2018 to holders of record at the close of business on June 29, 2018, and is an "eligible" dividend for purposes of the Income Tax Act (Canada) and any similar provincial/territorial legislation.

The company also announced that it has completed its normal course issuer bid announced on May 10, 2017. CP purchased 4,384,062 common shares at a weighted average price of $214.31.

In total, CP has repurchased 35.32 million of its common shares since 2014. This represents approximately 25 percent of its public float, as at March 31, 2018.

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Jeremy Berry
403-319-6227
Jeremy_berry@cpr.ca
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca